EXHIBIT 10.2




                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT ("Agreement") is made and entered into effective November 1, 2001, by and between ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Company"), and LARRY D. HENK ("Henk").

                                R E C I T A L S:

          A. The Company and Henk are parties to a written Executive Employment Agreement, as amended ("Employment Agreement"); and

          B. The Company and Henk desire to modify their relationship by terminating the Employment Agreement and simultaneously entering into this Agreement, whereby Henk will provide consulting services to the Company, on the terms and conditions set forth in this Agreement and to confirm certain other matters. The terms of this Consulting Agreement are, in most material respects, substantially similar to, and consistent with, the terms and conditions stated in the Employment Agreement.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration described herein, the receipt and sufficiency of which is hereby acknowledged, the Company and Henk hereby agree as follows:

                              A G R E E M E N T S:

1.       Status of Employment and Consulting Agreements.

          (a) The parties agree that the Employment Agreement is hereby terminated and of no further force and effect as of the date of this Agreement. Notwithstanding such termination, Henk acknowledges that certain covenants and fiduciary obligations set forth in Sections 2.2, 2.3, 7, 8, 9, 10, 12, and 13 of Henk's Employment Agreement, shall remain in full force and effect and shall be deemed incorporated by reference herein as though fully set forth in this Agreement; provided however that the term of the non-competition obligation shall be two (2) years from the effective date of this Agreement.

          (b) The parties hereby enter into this Agreement, pursuant to which Henk, in his capacity as an independent contractor and not as an employee, shall perform such duties and shall have such responsibilities as may from time to time be assigned to Henk by the Company's Chief Executive Officer and agreed to by Henk.

          2. Term. The term of this Agreement shall be four (4) years from the date of this Agreement.

          3. Compensation. The compensation to which Henk is entitled as consideration for this Agreement, for the Release referred to in Section 7, and for his execution of certain other documents, is as follows:

          (a) Upon his execution and delivery of this Agreement to the Company, together with a Release referred to in Section 7, Henk shall receive a lump sum payment in the amount of One Million Eight Hundred Sixty-Seven Thousand Nine Hundred Twenty Dollars ($1,867,920). Henk hereby waives any right to receive any additional bonus or equivalent payment that might otherwise have accrued or be payable to Henk under the terms of the Employment Agreement.

          (b) During the first two (2) years of the term of this Agreement, the Company shall pay Henk compensation in the amount of Seven Hundred Seventeen Thousand Five Hundred Dollars ($717,500) per year, payable in bi-weekly installments. Henk hereby waives any right to receive any salary or any equivalent payments that might otherwise have accrued or be payable to Henk under the terms of the Employment Agreement.

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

          (c) During the last two (2) years of the term of this Agreement, the Company shall pay Henk compensation in the amount of One Thousand Dollars ($1,000) per year, payable in a lump sum as of the last day of each such year.

          (d) In the event of Henk's death prior to the payment of the sums provided for in this Section 3, the unpaid balance shall be paid to Henk's estate or to such other beneficiary as may be appropriately designated in writing by Henk (and by Henk's spouse, if required by law).

          (e) All stock options previously granted to Henk by the Company shall continue to vest and be exercisable according to their terms, notwithstanding the termination of the Employment Agreement, as a result of Henk's new status as a consultant. However, all awards previously granted to Henk under the Allied Performance-Accelerated Restricted Stock Award Plan ("PARSAP") are forfeited as of the date of the termination of Henk's employment with Allied.

          (f) Notwithstanding the foregoing, all of the amounts payable under this Section 3, and the stock options which are referenced in Subsection 3(e), shall be subject to forfeiture as provided below in Section 6.

          (g) The parties acknowledge and agree that Henk, in his capacity as an independent contractor, is responsible for any and all taxes that may be due with respect to the compensation paid under Subsections (a)-(d) of this
     Section 3, including without limitation, income, FICA, Medicare, FUTA and all other federal, state, and other applicable taxes. In the event the Company is required for any reason, in its reasonable judgment, to pay tax with respect to any amounts paid to Henk, Henk shall indemnify the Company with respect to any such payment and shall reimburse the Company within 30 days of its payment of such tax.

          (h) Henk shall continue to be eligible for medical, dental, and vision insurance coverage for a period of up to five (5) years from the effective date of this Consulting Agreement. Henk's right to insurance coverage under this paragraph will terminate before the expiration of that five (5) year period if and when he becomes eligible for employer-provided health insurance benefits from any person or business entity, whether or not those heath insurance benefits are comparable to the health insurance benefits provided by the Company.

4.       Henk's Fiduciary And Other Obligations to the Company.

          (a) Henk agrees and acknowledges that he owes an ongoing fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, and to do no act and to make no statement, oral or written, which would injure the Company's business, its interests or its reputation.

          (b) Henk agrees to comply at all times during the term of this Agreement with all applicable policies, rules and regulations of the Company, including, without limitation, the Company's Code of Ethics and the Company's policy regarding trading in the Company's common stock, as each is in effect from time to time during the term of this Agreement.

          (c) Henk shall not knowingly become involved in a conflict of interest with the Company. If Henk discovers that he has become involved in a conflict with the Company, he will not allow it to continue. Henk further agrees to disclose to the Company, promptly after discovery, any facts or circumstances that might involve a current, or lead to a future, conflict of interest with the Company.

          (d) During the term of this Agreement and thereafter, Henk shall not disclose Confidential Information (as such term is defined in the Employment Agreement) to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities, without first obtaining the prior written consent of the Company's Vice President, Legal.

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


          (e) During the term of this Agreement, Henk shall promptly disclose in writing to the Company's Vice President, Legal, all information, ideas, concepts, improvements, discoveries and inventions, which are conceived, developed, made or acquired by the Henk, either individually or jointly with others, and which relate to the business, products or services of the Company or its Affiliates, irrespective of whether Henk used the Company's time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by Henk in connection with the services provided in this Agreement, at home, or elsewhere.

          (f) All information, ideas, concepts, improvements, and discoveries which are conceived, made, developed or acquired by Henk or which are disclosed or made known to Henk, individually or in conjunction with others, during the term of the Consulting Agreement, and which relate to the business, products or services of the Company or its Affiliates (as such term is defined in the Employment Agreement) are and shall be the sole and exclusive property of the Company.

          (g) Henk shall not, during the first two (2) years of the term of this Agreement, whether acting alone or in conjunction with others, directly or indirectly, engage, participate, invest, accept employment or render services as a principal, director, officer, agent, employee, employer, consultant or in any other individual or representative capacity in or with any business which competes, directly or indirectly, with the Company's business in any of the business territories in which the Company or any of its Affiliates are presently or from time to time conducting business, or take any action inconsistent with the fiduciary relationship of an employee to his employer. If, for any reason, a court should find that this paragraph is overbroad in geographic or temporal scope, the parties intend that the court enforce the restrictions in this paragraph to the maximum extent permitted by law. Accordingly, the parties authorize the court to determine the maximum extent that the restrictions in this paragraph can be enforced under the law and to enforce them to that extent. Notwithstanding the foregoing, the Company, in its discretion, acting in good faith, may, but is not obligated to, limit or waive the application of this Subsection 4(g) under such circumstances as the Company deems appropriate, provided that Henk furnishes the Company with a written proposal in terms sufficiently detailed as to enable the Company to make an informed decision.

          (h) Henk shall not, directly or indirectly, (i) induce, entice or solicit any employee of the Company to leave his employment, (ii) contact, communicate or solicit any customer or acquisition prospect of the Company derived from any customer list, customer lead, mail, printed matter or other information secured from the Company or its present or past employees (other than in connection with the performance of his services for the Company in accordance with this Agreement), or (iii) in any other manner use any customer lists or customer leads, mail, telephone numbers, printed material or other information of the Company relating thereto (other than in connection with the performance of his services for the Company).

          (i) The confidentiality and non-disclosure provisions in this Section 4 shall not preclude any disclosure by Henk to the extent reasonably required either by law or court order, provided however, that before any such disclosure is made, Henk shall first furnish written notice to the Company of the need for such disclosure and, in reasonable detail, the nature of the information to be disclosed, with such notification to be made not less than ten (10) business days prior to the date such disclosure is proposed to be made and not less than ten (10) business days prior to the date such disclosure is, in fact, made. If the Company deems such disclosure to be in violation of the terms of this Agreement, it shall have the right to seek, and Henk shall not object to or oppose the Company's request for, injunctive relief to prevent such disclosure or any threatened future disclosure.

          (j) Henk agrees to cooperate with the Company in providing any information he may have regarding any business or legal matter as reasonably requested by an officer of the Company. Henk further agrees to cooperate with the Company in any investigation of any issue or claim, whether or not the claim has been asserted, and prosecuting or defending against any such claim, at any times and to such extent as reasonably requested by an officer of the Company.

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

5.       Henk's Loan.

          (a) Henk acknowledges and reaffirms the terms of an outstanding loan to him from the Company in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) ("Loan Amount"), which is payable without interest pursuant to an Amended and Restated Loan Agreement and a certain Amended and Restated Non-Negotiable Promissory Note, dated August 31, 2001 (collectively, "Loan Documents"), on or before August 31, 2007 ("Scheduled Loan Date").

          (b) Notwithstanding the terms of the Loan Documents, Henk hereby agrees that if the Company's common stock ("Stock") trades at a price of at least Thirty Dollars ($30) per share for any thirty (30) day consecutive period ("Stock Price Level), on or before October 31, 2005, then the Loan Amount shall become due and payable within thirty (30) days following the completion of the earliest thirty (30) day period in which the Stock attains and maintains the Stock Price Level. If the stock has not attained and maintained the Stock Price Level by October 31, 2005, then the maturity date for the Loan Amount shall be shall be extended to August 31, 2012. Notwithstanding the foregoing, the Loan Amount shall be subject to acceleration as provided in Section 6.

          6. Breach and Forfeiture; Acceleration of Loan Amount. Notwithstanding any contrary provision in the Loan Documents, the Employment Agreement, the Release referred to in Section 7 below, or this Agreement, in the event that Henk breaches any obligations owed to the Company, either pursuant to the terms of this Agreement, the Loan Documents, the Employment Agreement or the Release referred to in Section 7, below, and such breach is not cured within three (3) days of the Company's written notice to Henk (provided that the Company is not required to give notice or an opportunity to cure in the event of a breach involving Henk's non-competition obligations arising under any employment agreement with the Company or under his Consulting Agreement), then in such event:

          (a) Any and all of Henk's outstanding stock options, whether or not vested, shall be forfeited notwithstanding the provisions of Section 3 above.

          (b) Any payments otherwise due to Henk under Section 3 of this Agreement shall be forfeited.

          (c) The entire unpaid principal balance owed by Henk under the Loan Documents shall be immediately due and payable.

               The foregoing rights of the Company are in addition to any other rights or remedies to which the Company may otherwise be entitled to pursue as a consequence of such breach or default or pursuant to the terms of the Release described in Section 7, below.

          7. Release of all Claims. In consideration of the payments made to Henk under this Agreement, and other good and valuable consideration paid to Henk, the receipt and sufficiency of which is acknowledged by Henk, Henk shall execute and deliver to the Company a Release ("Release") in a form acceptable to the Company.

8.       Henk's Right of Indemnification.

          Henk shall be entitled to indemnification for any fees, costs or expenses he reasonably incurs in defending against, or satisfying any judgment arising from, any claim asserted against him for conduct that allegedly occurred during the course and in the scope of his employment with the Company, or fulfilling his responsibilities under this Consulting Agreement. Henk's entitlement to indemnification is subject to the following conditions:

          (a) Henk must, within three (3) days after he learns of any claim allegedly giving rise to his right to indemnification, provide notice to the Company of the claim.

          (b) The conduct upon which the claim against Henk is based must have been conduct that Henk, at the time the conduct allegedly occurred, reasonably believed to have been consistent with the law, the Company's policies, and Henk's authority.

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


          (b) The  Company,  acting in good  faith  but in its sole  discretion,
     shall  determine   whether  Henk's  alleged   conduct   complied  with  the
     requirements of Subsection 8(b) above.

          (d) Upon the request of any officer of the Company, Henk will cooperate with the Company and provide to that officer whatever information the Company believes it needs or requires to assess either Henk's request for indemnification and/or the Company's potential defenses and obligations with respect to any such claim. With respect to any claim for which Henk requests indemnification, the Company has the right to select the attorney or attorneys who will represent Henk.

9.       Miscellaneous.

          (a) Notices. All notices, permissions, and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of a change of address shall be deemed given only when received):

                  If to the Company:

                                    Steven M. Helm, Vice President, Legal
                                    Allied Waste Industries, Inc.
                                    15880 North Greenway Hayden Loop, Suite 100
                                    Scottsdale, Arizona 85260

                  If to Henk:

                                    Larry D. Henk
                                    11821 N. 96th Place
                                    Scottsdale, Arizona  85260

          or to such other names or addresses as the Company or Henk, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 8.1.

          (b) Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party.

               (c) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Henk, his heirs, executors, administrators, representatives and assigns; provided, however, Henk agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

               (d) Entire Agreement, No Oral Amendments. This Agreement, together with any schedule or exhibit attached hereto and any document (i.e., the Employment Agreement, the loan documents and the Release), policy, rule or regulation referred to herein, replaces and merges all previous agreements and discussions relating to the same or similar subject matter between Henk and the Company and constitutes the entire agreement between Henk and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

               (e) Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

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

               (f) Jurisdiction, Venue. The laws of the State of Arizona shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and the Company and Henk agree that the courts situated in Maricopa County, Arizona shall have personal jurisdiction over the Company and Henk to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Maricopa County, Arizona, and as such, the Company and Henk agree that venue shall be proper with the courts in Maricopa County, Arizona to hear such disputes. In the event either the Company or Henk is not able to effect service of process upon the other party hereto with respect to such disputes, the Company and Henk expressly agree that the Secretary of State for the State of Arizona shall be an agent of the Company and/or Henk to receive service of process on behalf of the Company and/or Henk with respect to such disputes.

               (g) Injunctive Relief. The Company and Henk agree that a breach of any term of this Agreement by Henk would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of Henk's duties or responsibilities hereunder.

               (h) Attorneys' Fees. In the event that any legal action is filed by either party to enforce or interpret any of the provisions of this Agreement, the losing party shall pay to the prevailing party, in addition to any other amount awarded in the action, reasonable attorneys' fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

               IN WITNESS WHEREOF, the undersigned, intending to be early bound, have executed the Agreement as of the date first written above.

               ALLIED WASTE INDUSTRIES, INC., a Delaware corporation


               By
               -------------------------------------
                Steven M. Helm, Vice President, Legal

                                                               "Company"


              --------------------------------------
              Larry D. Henk

                                                               "Henk"







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